Exhibit 99

Colgate Announces 1st Quarter 2014 Results

Strong Organic Sales Growth Worldwide

NEW YORK--(BUSINESS WIRE)--April 25, 2014--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $4,325 million in first quarter 2014, even with first quarter 2013. Global unit volume grew 5.0%, pricing increased 1.5% and foreign exchange was negative 6.5%. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 6.5%.

Net income and Diluted earnings per share in first quarter 2014 were $388 million and $0.42, respectively. Net income in first quarter 2014 included an aftertax charge of $174 million ($0.19 per diluted share) related to the remeasurement of the Venezuelan balance sheet as a result of several changes to Venezuela’s foreign exchange system enacted by the Venezuelan government during the first quarter of 2014. Net income in first quarter 2014 also included $74 million ($0.07 per diluted share) of aftertax charges resulting from the implementation of the previously disclosed four-year Global Growth and Efficiency Program (the “2012 Restructuring Program”) and costs associated with the sale of land in Mexico.

Net income and Diluted earnings per share in first quarter 2013 were $460 million and $0.48, respectively. Net income in first quarter 2013 included aftertax charges of $166 million ($0.18 per diluted share) resulting from the items described in Table 6.

Excluding the above noted items in both periods, Net income in first quarter 2014 was $636 million, an increase of 2% versus first quarter 2013, and Diluted earnings per share in first quarter 2014 was $0.68, an increase of 3% versus first quarter 2013.

Gross profit margin was 58.4% in first quarter 2014 versus 58.3% in the year ago quarter. Excluding the above noted items in both periods, Gross profit margin was 58.6% in first quarter 2014, even with the year ago quarter, as higher pricing, cost savings from the Company’s funding-the-growth initiatives and cost savings from the 2012 Restructuring Program were offset by higher raw and packaging material costs, which included the impact of foreign exchange transaction costs.

Selling, general and administrative expenses were 35.7% of Net sales in first quarter 2014 versus 35.6% of Net sales in first quarter 2013. Excluding the above noted items in both periods, Selling, general and administrative expenses decreased by 10 basis points to 35.3% of Net sales in first quarter 2014, as lower overhead expenses were partially offset by increased advertising investment, both as a percentage of Net sales. Worldwide advertising investment increased 1.5% versus the year ago quarter to $478 million.

Operating profit decreased 15% to $634 million in first quarter 2014 compared to $742 million in first quarter 2013. Excluding the above noted items in both periods, Operating profit increased 2% to $1,003 million.

Net cash provided by operations year to date was $820 million compared to $777 million in the comparable 2013 period, due to strong operating earnings and a continued tight focus on working capital. Free cash flow before dividends (Net cash provided by operations less Capital expenditures) exceeded 100% of Net income. Working capital as a percentage of Net sales was negative 0.8%, an improvement of 30 basis points versus the year ago period.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results excluding the 2014 and 2013 items noted above, “We are very pleased to have started the year with strong organic sales growth, building on the momentum we saw in 2013. Operating profit, net income and diluted earnings per share all increased versus the year ago period.

“All operating divisions contributed to the strong 6.5% organic sales growth, led by the emerging markets where organic sales grew a robust 10.0%.

“Advertising investment increased versus year ago, both absolutely and as a percent to sales, and we continue to plan for higher levels of advertising investment in the balance of the year in support of a very full pipeline of new products worldwide.

“Colgate’s leading global market shares in toothpaste and manual toothbrushes remain strong at 44.3% and 33.1%, respectively, on a year-to-date basis. We continue to make great progress in mouthwash, with our global market share in that category reaching a record high at 17.3% year to date, up 60 basis points versus the year ago period.

“We expect our growth momentum to continue as we progress through the year. Our 2012 Restructuring Program is on track and proceeding smoothly. We also continue to be sharply focused on our aggressive funding-the-growth programs and our strategic worldwide pricing initiatives.”

As previously disclosed, Venezuela enacted changes to its foreign exchange system in the first quarter of 2014. Since that disclosure, the SICAD I rate has moved to a quarter-end rate of 10.70 bolivares per dollar. Based on this and assuming that rate remains for the balance of the year, the Company now expects the ongoing impact on diluted earnings per share to be approximately $0.03 per quarter during 2014.

In closing, Mr. Cook commented on the Company’s outlook excluding the 2014 and 2013 items noted above, “Looking forward, we anticipate another year of strong organic sales growth and gross margin expansion in 2014, and expect diluted earnings per share for the year to grow 4% to 5% on a dollar basis and at a double-digit rate on a currency neutral basis.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on first quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgatepalmolive.com.

The following are comments about divisional performance for first quarter 2014 versus the year ago period. See attached Geographic Sales Analysis Percentage Changes and Segment Information schedules for additional information on divisional net sales and operating profit.

North America (18% of Company Sales)

North America Net sales increased 2.5% in first quarter 2014. Unit volume increased 4.5% with 1.0% lower pricing due to increased promotional activities and 1.0% negative foreign exchange. Organic sales increased 3.5% during the quarter.

Operating profit in North America was $216 million in first quarter 2014, even with the year ago quarter, while as a percentage of Net sales it decreased 60 basis points to 27.5%. This decrease in Operating profit as a percentage of Net sales was primarily due to a decrease in Gross profit and an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs and pricing, which were partially offset by cost savings from the Company’s funding-the-growth initiatives. This increase in Selling, general and administrative expenses was driven by increased advertising investment, which was partially offset by lower overhead expenses.

In the U.S., new product launches are contributing to volume growth. Market share gains year to date were seen in manual toothbrushes, mouthwash, dish liquids, liquid cleaners and fabric conditioners. In toothpaste, Colgate Optic White, Colgate Optic White Dual Action, Colgate Optic White Platinum Whiten and Protect, Colgate Total Advanced Clean and Tom’s of Maine toothpastes had strong sales during the quarter.

In manual toothbrushes, Colgate continued its brand market leadership in the U.S. with its market share in that category reaching a record 41.9% year to date, up 4.5 share points versus the year ago period. This success was driven by strong sales of Colgate 360° Optic White Toothbrush + Built-In Whitening Pen, Colgate 360° Optic White, Colgate 360° Total Advanced Floss Tip bristles and Colgate Slim Soft manual toothbrushes.

Successful products driving volume growth in the U.S. in other categories include Colgate Total Advanced Pro-Shield and Colgate Optic White mouthwashes, Speed Stick Gear deodorants with new DryCore technology, Softsoap brand Décor Collection liquid hand soaps, Suavitel Fast Dry fabric conditioner and Palmolive Dish & Sink dish washing liquid.

Latin America (27% of Company Sales)

Latin America Net sales decreased 5.0% in first quarter 2014. Unit volume increased 4.5% with 6.5% higher pricing and 16.0% negative foreign exchange. Volume gains were led by Venezuela, Brazil, Mexico and Colombia. Organic sales for Latin America increased 11.0% during the quarter.

Operating profit in Latin America decreased 7% in first quarter 2014 to $290 million, or 50 basis points to 25.2% of Net sales. This decrease in Operating profit was primarily due to a decrease in Gross profit, which was partially offset by a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was due to higher costs, including higher costs in Venezuela due to inflation and the impact of charging Cost of sales, as required, with the historical U.S. dollar cost of inventory acquired prior to the effective devaluation as a result of the changes to Venezuela’s foreign exchange system. This decrease was partially offset by cost savings from the Company’s funding-the-growth initiatives and pricing. This decrease in Selling, general and administrative expenses was due to lower overhead expenses and decreased advertising investment.

Colgate’s strong leadership in toothpaste throughout Latin America continued during the quarter with Chile, Peru and Puerto Rico achieving record high market shares year to date. Strong sales of Colgate Luminous White, Colgate Luminous White Advanced and Colgate Maximum Cavity Protection plus Neutrazucar toothpastes drove volume growth throughout the region. Colgate’s leadership of the manual toothbrush market continued throughout the region, driven by strong sales of Colgate 360° Luminous White and Colgate Slim Soft manual toothbrushes. In mouthwash, Colgate’s strong market share performance continued throughout the region, driven by the success of Colgate Plax Fresh Tea and Colgate Plax 2 in 1 mouthwashes.

Products in other categories contributing to volume growth include Protex Men, Protex Vitamin E, Protex Omega 3 and Palmolive Naturals Olive and Aloe bar soaps, Palmolive Naturals Argan Oil hair care and Axion Oats and Axion Magnetic Power dish liquids.

Europe/South Pacific (20% of Company Sales)

Europe/South Pacific Net sales increased 2.0% in first quarter 2014. Unit volume increased 3.5% with 2.5% lower pricing due to increased promotional activities and 1.0% positive foreign exchange. Volume gains were led by Australia, Poland, France and the United Kingdom. Organic sales for Europe/South Pacific increased 1.5%.

Operating profit in Europe/South Pacific increased 9% in first quarter 2014 to $217 million, or 150 basis points to 25.1% of Net sales. This increase in Operating profit was primarily due to an increase in Gross profit, which was partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was primarily driven by cost savings from the Company’s funding-the-growth initiatives, cost savings from the Company's 2012 Restructuring Program and lower raw and packaging material costs, which were partially offset by pricing. This increase in Selling, general and administrative expenses was driven by increased advertising investment, which was partially offset by lower overhead expenses.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains led by the United Kingdom, Switzerland, Poland, Germany, Czech Republic, Romania, Hungary, Bosnia, Serbia, Croatia, Ireland, Australia and New Zealand. Successful premium products driving share gains include Colgate Max White One Optic, Colgate Max White One Luminous, Colgate Maximum Cavity Protection plus Sugar Acid Neutralizer, elmex Sensitive Whitening and Colgate Total Pro Interdental toothpastes. In the manual toothbrush category, Colgate 360° Interdental and Colgate Slim Soft manual toothbrushes contributed to volume growth throughout the region.

Recent premium innovations contributing to volume growth in other product categories include elmex Sensitive Professional, elmex Junior and Colgate Plax Complete Care mouthwashes, Sanex Surgras and Palmolive Mediterranean Moments shower gels, Sanex Dermo No Perfume deodorant, Palmolive Hygiene-Plus liquid hand soap, Paic Excel + dish liquid and Soupline Perfect Glide fabric conditioner.

Asia (15% of Company Sales)

Asia Net sales increased 2.5% during first quarter 2014. Unit volume increased 7.0%, with 0.5% higher pricing and 5.0% negative foreign exchange. Volume gains were led by the Greater China region, India, the Philippines and Malaysia. Organic sales for Asia increased 7.5%.

Operating profit in Asia increased 4% in first quarter 2014 to $193 million, or 30 basis points to 28.7% of Net sales. This increase in Operating profit was primarily due to an increase in Gross profit margin, as Selling, general and administrative expenses as a percentage of Net sales were flat. This increase in Gross profit was primarily due to cost savings from the Company’s funding-the-growth initiatives and pricing, partially offset by higher raw and packaging material costs, which included foreign exchange transaction costs.

Colgate continued its toothpaste leadership in Asia, driven by market share gains in India, Thailand, the Philippines, Malaysia and Singapore. Successful new products including Colgate 360° Pro Gum Health, Colgate Optic White, Colgate Visible White, Colgate Active Salt, Darlie Charcoal and Colgate Maximum Cavity Protection plus Sugar Acid Neutralizer toothpastes contributed to volume growth throughout the region.

Successful new products contributing to volume growth in other categories in the region include Colgate Slim Soft Charcoal and Colgate 360° Interdental manual toothbrushes, Colgate Plax Jasmine Tea, Colgate Plax Fruity Fresh and Darlie mouthwashes, Palmolive Care and Protex Men Power shower gels and Palmolive Naturals Beautifully Long shampoo.

Africa/Eurasia (7% of Company Sales)

Africa/Eurasia Net sales decreased 0.5% during first quarter 2014. Unit volume increased 9.5% with 0.5% higher pricing and 10.5% negative foreign exchange. Volume gains were led by Turkey, Russia, the Central Asia/Caucasus region and South Africa. Organic sales for Africa/Eurasia increased 10.0%.

Operating profit in Africa/Eurasia decreased 5% in first quarter 2014 to $59 million, or 90 basis points to 19.8% of Net sales. This decrease in Operating profit was due to a decrease in Gross profit, which was partially offset by a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This decrease in Gross profit was primarily due to higher raw and packaging material costs, which included foreign exchange transaction costs, partially offset by cost savings from the Company’s funding-the-growth initiatives and pricing. This decrease in Selling, general and administrative expenses was due to decreased advertising investment.

Colgate continued its toothpaste leadership in Africa/Eurasia, driven by market share gains in Saudi Arabia, Sub Saharan Africa, the Central Asia/Caucasus region and Ukraine. Successful products contributing to volume growth in the region include Colgate Total, Colgate Altai Herbs, Colgate Active Salt and Colgate Maximum Cavity Protection plus Sugar Acid Neutralizer toothpastes, Colgate Slim Soft Charcoal manual toothbrush, Colgate Altai Herbs and Colgate Plax Tea mouthwashes and Palmolive Gourmet Spa, Palmolive Thermal Spa Skin Renewal and Protex for Men shower gels.

Hill’s Pet Nutrition (13% of Company Sales)

Hill’s Net sales increased 3.5% during first quarter 2014. Unit volume increased 3.5% with 2.0% higher pricing and 2.0% negative foreign exchange. Volume gains in Japan, Russia, the United States and France were partially offset by volume declines in Canada. Hill’s organic sales increased 5.5%.

Hill’s Operating profit increased 6% in first quarter 2014 to $144 million, or 50 basis points to 26.0% of Net sales. This increase in Operating profit was primarily due to a decrease in Selling, general and administrative expenses and Other (income) expense, net, which were partially offset by a decrease in Gross profit, all as a percentage of Net sales. This decrease in Gross profit was primarily driven by higher raw and packaging material costs, due in part to formulation changes and foreign exchange transaction costs, which were partially offset by cost savings from the Company’s funding-the-growth initiatives and pricing. This decrease in Selling, general and administrative expenses was due to decreased advertising investment, which was partially offset by higher overhead expenses, due to increased investment in customer development initiatives. This decrease in Other (income) expense, net was primarily due to the expiration of a third party royalty agreement.

New product introductions driving volume growth in the U.S. include Hill’s Ideal Balance Slim & Healthy, Feline Indoor and Hairball, Hill’s Science Diet Perfect Weight, Grain Free and Sensitive Stomach and Skin, and Hill’s Prescription Diet Metabolic.

New product introductions driving volume growth internationally include Hill’s Prescription Diet Metabolic and c/d Urinary Stress, Hill’s Ideal Balance, Hill’s Science Plan Small & Miniature Breed, and the relaunch of Hill’s Science Diet with improved taste.

Exciting new products planned for launch in second quarter 2014 include Hill’s Prescription Diet c/d Multicare Ocean Fish Flavor and Prescription Diet Stews leveraging breakthrough technology in the therapeutic canned food segment.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet, Hill’s Prescription Diet and Hill’s Ideal Balance. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Market Share Information

Management uses market share information as a key indicator to monitor business health and performance. References to market share in this press release are based on a combination of consumption and market share data provided by third-party vendors, primarily Nielsen, and internal estimates. All market share references represent the percentage of the dollar value of sales of our products, relative to all product sales in the category in the countries in which the Company competes and purchases data. Market share data is subject to limitations on the availability of up-to-date information. We believe that the third-party vendors we use to provide data are reliable, but we have not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information calculated by the Company may be different from market share information calculated by other companies due to differences in category definitions, the use of data from different countries, internal estimates and other factors.

Explanatory Note Regarding Currency Neutral Estimates

Management’s estimate of earnings per share growth in 2014 on a currency neutral basis eliminates the impact of period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars. Accordingly, for purposes of estimating earnings per share growth, full year 2014 estimated local currency results, which include the impact of estimated foreign currency transaction gains and losses, are translated into U.S. dollars using 2013 average foreign exchange rates.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit or profit margin growth, earnings growth, financial goals, the impact of currency devaluations, exchange controls, price controls and labor unrest, including in Venezuela, cost-reduction plans including the 2012 Restructuring Program, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements except as required by law. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three months ended March 31, 2014 vs 2013 included with this release for a comparison of organic sales growth to sales growth in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

To supplement Colgate’s Condensed Consolidated Income Statements presented in accordance with GAAP, the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and, as applicable, excluding charges related to the 2012 Restructuring Program, charges related to the effective devaluation as a result of the changes to Venezuela’s foreign exchange system in 2014, charges related to the devaluation in Venezuela in 2013 and costs related to the sale of land in Mexico (non-GAAP). Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliations” for the three months ended March 31, 2014 and 2013 included with this release for a reconciliation of these financial measures to the related GAAP measures.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as Net cash provided by operations less Capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the three months ended March 31, 2014 and 2013 for a comparison of free cash flow before dividends to Net cash provided by operations as reported in accordance with GAAP.

(See attached tables for first quarter results.)

Table 1

Colgate-Palmolive Company

Condensed Consolidated Income Statements

For the Three Months Ended March 31, 2014 and 2013

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2014	2013

Net sales	$4,325	$4,315

Cost of sales	1,801	1,800

Gross profit	2,524	2,515

Gross profit margin	58.4%	58.3%

Selling, general and administrative expenses	1,544	1,536

Other (income) expense, net	346	237

Operating profit	634	742

Operating profit margin	14.7%	17.2%

Interest (income) expense, net	7	(3)

Income before income taxes	627	745

Provision for income taxes	195	239

Effective tax rate	31.1%	32.1%

Net income including noncontrolling interests	432	506

Less: Net income attributable to noncontrolling interests	44	46

Net income attributable to Colgate-Palmolive Company	$388	$460

Earnings per common share
Basic	$0.42	$0.49
Diluted	$0.42	$0.48

Average common shares outstanding
Basic	919.5	936.6
Diluted	928.6	945.0

Table 2

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of March 31, 2014, December 31, 2013 and March 31, 2013

(Dollars in Millions) (Unaudited)

	March 31,	December 31,	March 31,
	2014	2013	2013

Cash and cash equivalents	$1,795	$962	$932
Receivables, net	1,670	1,636	1,808
Inventories	1,478	1,425	1,371
Other current assets	734	799	717
Property, plant and equipment, net	4,037	4,083	3,820
Other assets, including goodwill and intangibles	4,718	4,971	4,885
Total assets	$14,432	$13,876	$13,533

Total debt	$6,659	$5,657	$5,357
Other current liabilities	3,782	3,562	3,829
Other non-current liabilities	2,091	2,121	2,328
Total liabilities	12,532	11,340	11,514
Total Colgate-Palmolive Company shareholders' equity	1,630	2,305	1,772
Noncontrolling interests	270	231	247
Total liabilities and shareholders' equity	$14,432	$13,876	$13,533

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$4,621	$4,522	$4,261
Working capital % of sales	(0.8)%	0.7%	(0.5)%

*	Marketable securities of $243, $173 and $164 as of March 31, 2014, December 31, 2013 and March 31, 2013, respectively, are included in Other current assets.

Table 3

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2014 and 2013

(Dollars in Millions) (Unaudited)

	2014	2013

Operating Activities
Net income including noncontrolling interests	$432	$506
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	108	110
Restructuring and termination benefits, net of cash	45	30
Venezuela remeasurement charges	266	172
Stock-based compensation expense	34	32
Deferred income taxes	(21)	(17)
Cash effects of changes in:
Receivables	(77)	(175)
Inventories	(67)	(15)
Accounts payable and other accruals	100	112
Other non-current assets and liabilities	-	22
Net cash provided by operations	820	777

Investing Activities
Capital expenditures	(168)	(94)
Purchases of marketable securities and investments	(151)	(199)
Proceeds from sale of marketable securities and investments	74	54
Payment for acquisitions, net of cash acquired	(25)	-
Other	21	7
Net cash used in investing activities	(249)	(232)

Financing Activities
Principal payments on debt	(1,938)	(1,436)
Proceeds from issuance of debt	2,960	1,553
Dividends paid	(316)	(290)
Purchases of treasury shares	(453)	(385)
Proceeds from exercise of stock options and excess tax benefits	50	96
Net cash provided by (used in) financing activities	303	(462)

Effect of exchange rate changes on Cash and cash equivalents	(41)	(35)
Net increase (decrease) in Cash and cash equivalents	833	48
Cash and cash equivalents at beginning of period	962	884
Cash and cash equivalents at end of period	$1,795	$932

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less Capital expenditures)
Net cash provided by operations	$820	$777
Less: Capital expenditures	(168)	(94)
Free cash flow before dividends	$652	$683

Income taxes paid	$171	$182

Table 4

Colgate-Palmolive Company

Segment Information

For the Three Months Ended March 31, 2014 and 2013

(Dollars in Millions) (Unaudited)

	Three Months Ended March 31,
	2014	2013
Net Sales
Oral, Personal and Home Care

North America	$785	$764
Latin America	1,152	1,214
Europe/South Pacific	865	848
Asia	672	655
Africa/Eurasia	298	300

Total Oral, Personal and Home Care	3,772	3,781

Pet Nutrition	553	534

Total Net Sales	$4,325	$4,315

	Three Months Ended March 31,
	2014	2013
Operating Profit
Oral, Personal and Home Care

North America	$216	$215
Latin America	290	312
Europe/South Pacific	217	200
Asia	193	186
Africa/Eurasia	59	62

Total Oral, Personal and Home Care	975	975

Pet Nutrition	144	136
Corporate(1)	(485)	(369)

Total Operating Profit	$634	$742

(1) Corporate operations include costs related to stock options and restricted stock units, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

Corporate Operating profit (loss) for the three months ended March 31, 2014 includes costs of $102 associated with the 2012 Restructuring Program, a charge of $266 related to the Venezuela remeasurement and costs of $1 related to the sale of land in Mexico. For the three months ended March 31, 2013, Corporate Operating profit (loss) included costs of $66 associated with the 2012 Restructuring Program, a charge of $172 related to the Venezuela remeasurement and costs of $5 related to the sale of land in Mexico.

Table 5

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended March 31, 2014 vs 2013

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales	3 Months				Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	-%	6.5%	5.0%	5.0%	5.0%	1.5%	(6.5%)

Europe/South Pacific	2.0%	1.5%	3.5%	4.0%	4.0%	(2.5%)	1.0%

Latin America	(5.0%)	11.0%	4.5%	4.5%	4.5%	6.5%	(16.0%)

Asia	2.5%	7.5%	7.0%	7.0%	7.0%	0.5%	(5.0%)

Africa/Eurasia	(0.5%)	10.0%	9.5%	9.5%	9.5%	0.5%	(10.5%)

Total International	(1.0%)	7.5%	5.5%	5.5%	5.5%	2.0%	(8.5%)

North America	2.5%	3.5%	4.5%	4.5%	4.5%	(1.0%)	(1.0%)

Total CP Products	-%	6.5%	5.0%	5.0%	5.0%	1.5%	(6.5%)

Hill's	3.5%	5.5%	3.5%	3.5%	3.5%	2.0%	(2.0%)

Emerging Markets (1)	(1.5%)	10.0%	6.5%	6.5%	6.5%	3.5%	(11.5%)

Developed Markets	2.0%	2.5%	3.0%	3.5%	3.5%	(1.0%)	-%

(1) Emerging Markets include Latin America, Asia (excluding Japan), Africa/Eurasia and Central Europe.

Table 6

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended March 31, 2014 and 2013

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2014	2013
Gross profit, GAAP	$2,524	$2,515
2012 Restructuring Program	10	8
Costs related to the sale of land in Mexico	1	4
Gross profit, non-GAAP	$2,535	$2,527

			Basis Point
Gross Profit Margin	2014	2013	Change
Gross profit margin, GAAP	58.4%	58.3%	10
2012 Restructuring Program	0.2%	0.2%
Costs related to the sale of land in Mexico	-%	0.1%
Gross profit margin, non-GAAP	58.6%	58.6%	-

Selling, General and Administrative Expenses	2014	2013
Selling, general and administrative expenses, GAAP	$1,544	$1,536
2012 Restructuring Program	(17)	(8)
Selling, general and administrative expenses, non-GAAP	$1,527	$1,528

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2014	2013	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	35.7%	35.6%	10
2012 Restructuring Program	(0.4%)	(0.2%)
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	35.3%	35.4%	(10)

Other (Income) Expense, Net	2014	2013
Other (income) expense, net, GAAP	$346	$237
2012 Restructuring Program	(75)	(50)
Venezuela remeasurement charges	(266)	(172)
Costs related to the sale of land in Mexico	-	(1)
Other (income) expense, net, non-GAAP	$5	$14

Operating Profit	2014	2013	% Change
Operating profit, GAAP	$634	$742	(15%)
2012 Restructuring Program	102	66
Venezuela remeasurement charges	266	172
Costs related to the sale of land in Mexico	1	5
Operating profit, non-GAAP	$1,003	$985	2%

			Basis Point
Operating Profit Margin	2014	2013	Change
Operating profit margin, GAAP	14.7%	17.2%	(250)
2012 Restructuring Program	2.3%	1.5%
Venezuela remeasurement charges	6.2%	4.0%
Costs related to the sale of land in Mexico	-%	0.1%
Operating profit margin, non-GAAP	23.2%	22.8%	40

Net Income Attributable to Colgate-Palmolive Company	2014	2013	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$388	$460	(16%)
2012 Restructuring Program	73	52
Venezuela remeasurement charges	174	111
Costs related to the sale of land in Mexico	1	3
Net income attributable to Colgate-Palmolive Company, non-GAAP	$636	$626	2%

Diluted Earnings Per Common Share (1) (2)	2014	2013	% Change
Diluted earnings per common share, GAAP	$0.42	$0.48	(13%)
2012 Restructuring Program	0.07	0.06
Venezuela remeasurement charges	0.19	0.12
Costs related to the sale of land in Mexico	-	-
Diluted earnings per common share, non-GAAP	$0.68	$0.66	3%

(1) The impact of non-GAAP adjustments on the diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

(2) Diluted earnings per share were computed independently for each quarter and the year to date period presented. As a result of changes in shares outstanding during the year and rounding, the sum of the quarters' earnings per share may not necessarily equal the earnings per share for the year-to-date period.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
Hope Spiller, 212-310-2291